Attachment to Randolph Harrison's Form 4 filing:

All of the following Derivatives are Non-Empl Dir Stk Opt (right to buy):

Trans. Date	Exer. Price	# Securities	Exer. Date	Expire Date	I or D

10/02/2000	$4.125		1,696		10/02/2003	10/02/2010	D
7/03/2000	$6.75		1,037		7/03/2003	7/03/2010	D
4/3/2000	$9.00		777		4/03/2003	4/03/2010	D
1/03/2000	$12.875		543		1/03/2003	1/03/2010	D